Exhibit 99

                                                                                                                 Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                 Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES, INC. REPORTS DILUTED EARNINGS PER SHARE
OF $0.70 FOR 3Q'05. GUIDES FY'O5 EPS TO APPROXIMATELY $2.60

NEW YORK, January 18, 2005 ---- Forest Laboratories, Inc. (NYSE:FRX), an international pharmaceutical manufacturer and marketer, today reported record revenues and earnings for its fiscal third quarter ended December 31, 2004.

Net sales for the quarter increased 14% to $795,047,000 from $700,447,000 in the prior year. Sales in the quarter included $560,640,000 for Forest's antidepressant franchise which was comprised of $427,118,000 of Lexapro® (escitalopram oxalate), an SSRI indicated for the initial and maintenance treatment of Major Depressive Disorder and Generalized Anxiety Disorder, and $129,812,000 of Celexa® (citalopram HBr), an SSRI for the treatment of Depression. Also included this quarter were $3,710,000 of generic citalopram sold by the Company's Inwood Division. Antidepressant franchise sales in the quarter decreased by 5% as compared to last year's third quarter sales of $587,892,000 due to the introduction of generic versions of Celexa during the quarter. Lexapro's new prescriptions accounted for approximately 74% of the Company's antidepressant new prescriptions prior to the approval of generic versions of Celexa. Sales of Namenda®, an NMDA receptor antagonist for the treatment of moderate to severe Alzheimer's disease, totaled $100,603,000 in the quarter. Sales of Flumadine®, an anti-viral, were $34,615,000, which includes a one-time purchase by the U.S. Government of $33,509,000 due to the flu vaccine shortage, while earnings from the co-promotion agreement with Sankyo Pharma for Benicar®* and Benicar HCT™, antihypertensive therapies, totaled $22,544,000. This was the first full quarter in which Benicar was profitable.

Net income in the current quarter increased by 15% to $260,805,000 as compared to $226,118,000 reported in the third quarter of the prior year. Diluted earnings per share increased 17% to $0.70 in the current quarter as compared to $0.60 in last year's third quarter. Selling, general and administrative expenses increased 17% to $242,863,000. Research and development spending increased 53% to $77,393,000 during the quarter and included a one-time upfront payment to Gedeon Richter Limited for the U.S. and Canadian rights to RGH-188, a compound being investigated for the treatment of schizophrenia and bipolar mania.

Nine-month results

Net sales for the nine months ended December 31, 2004 increased 26% to $2,434,123,000 from $1,925,352,000 in the prior year. Antidepressant sales totaled $1,856,878,000 for the nine-month period, an increase of 18% over the prior year's nine-month antidepressant sales of $1,578,745,000.

Net income for the nine months ended December 31, 2004 increased 33% to $786,050,000 from net income of $590,392,000 reported in the nine months of the prior year. Diluted earnings per share increased 33% to $2.09 in the current year's first nine months as compared to diluted earnings per share of $1.57 for last year's nine months.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: "During the quarter our key promoted products continued to exhibit strong performance. This is the first quarter where generic versions of Celexa have been in the marketplace and to date the introduction of generics have not had any meaningful negative impact on the performance of Lexapro nor do we expect any meaningful impact given physicians' experience with Lexapro, its differentiated clinical profile and additional indication in Generalized Anxiety Disorder. While the impact of generic Celexa on our overall business will be noticeable in the short-term, the continued growth of Lexapro, Namenda and Benicar and the launches of Campral®* and Combunox™ will serve to overcome the loss of Celexa revenues during the coming quarters.

Regarding product development during the quarter, we received Food and Drug Administration marketing approval for Combunox for the treatment of acute moderate to severe pain and expect to commence marketing of the product to physicians this coming March. We also entered into a collaboration agreement with Gedeon Richter Limited which represents an important pipeline addition of an anti-psychotic medication that will compliment our existing Central Nervous System franchise. Our Business Development group continues to evaluate interesting potential development drug candidates and we anticipate completing additional collaboration agreements during the coming quarters."

Mr. Solomon continued: "We expect our financial performance for the remainder of this fiscal year ending March 31, 2005 should result in earnings per share of approximately $2.60. Regarding our next fiscal year we plan to offer guidance in conjunction with our fourth fiscal quarter and fiscal year-end earnings release which will occur in mid-April."

Forest will host a conference call at 10:00 AM EST today to discuss the results. The conference call will be webcast live beginning at 10:00 AM EST on the Company's website at www.frx.com and also on the website www.streetevents.com. Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until January 31, 2004 at both websites and also by dialing 1-800-642-1687 (US investors) or +1-706-645-9291 (international investors) passcode 3307809.

About Forest Laboratories and Its Products

Forest Laboratories' growing line of products includes: Lexapro® (escitalopram oxalate), an SSRI antidepressant indicated for the initial and maintenance treatment of major depressive disorder and for generalized anxiety disorder in adults; Namenda® (memantine HCl), an N-methyl-D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer's disease; Celexa® (citalopram HBr), an antidepressant for adults; Benicar® * (olmesartan medoxomil), an angiotensin receptor blocker indicated for the treatment of hypertension; Benicar HCT™ (olmesartan medoxomil hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product indicated for the second-line treatment of hypertension; Campral® * (acamprosate calcium), a glutamate receptor modulator, indicated for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation in combination with psychosocial support; Combunox™ (Oxycodone HCl and Ibuprofen) an opioid and NSAID combination indicated for the short-term management of acute, moderate to severe pain expected to be available in the U.S. early 2005.

Except for the historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that affect our business, including risk factors listed from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004, and on form 10-Q for the periods ended June 30, 2004, and September 30, 2004. Actual results may differ materially from those projected.

*Benicar® is a registered trademark of Sankyo Pharma, Inc., Campral® is a registered trademark under license from Merck Santé s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.

Source: Forest Laboratories, Inc.

* * * * *

FOREST LABORATORIES, INC. AND SUBSIDIARIES
Consolidated Statement of Income
(Unaudited)
(In thousands, except per share amounts)	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
Revenues:
Net sales	$795,047	$700,447	$2,434,123	$1,925,352
Other income	37,296	6,734	72,280	21,783
Net revenues	832,343	707,181	2,506,403	1,947,135

Costs and expenses: Cost of goods sold	176,431	160,866	545,298	439,369
Selling, general and administrative	242,863	207,869	727,256	590,405
Research and development	77,393	50,581	231,901	165,748
	496,687	419,316	1,504,455	1,195,522

Income before income tax expense	335,656	287,865	1,001,948	751,613

Income tax expense	74,851	61,747	215,898	161,221

Net income	$260,805	$226,118	$ 786,050	$ 590,392
	=======	=======	========	========
Net income per common and common
equivalent share:

Basic	$0.71	$0.62	$2.13	$1.62
	====	====	====	====
Diluted	$0.70	$0.60	$2.09	$1.57
	====	====	====	====
Weighted average number of common and common equivalent shares outstanding:

Basic	364,914	365,791	368,227	364,808
	======	======	======	======
Diluted	371,638	376,507	376,930	375,593
	======	======	======	======